Exhibit 14.1

MJ HOLDINGS, INC. – CODE OF ETHICS

MJ Holdings, Inc. and each of our subsidiaries (collectively “MJ Holdings” or “Company”) will conduct its business honestly and ethically wherever we operate in the world. We will constantly improve the quality of our services, products and operations and will create a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of officers, directors, employees, agents or affiliates is in the company’s best interest. The Company will not compromise its principles for short-term advantage. The ethical performance of this company is the sum of the ethics of the men and women who work here and the individuals and entities that we do business with. Thus, we are all expected to adhere to high standards of personal integrity.

Officers, directors, employees, agents and affiliates of the company must never permit their personal interests to conflict with, or appear to conflict, with the interests of the company, our clients or shareholders. officers, directors, employees and agents must be particularly careful to avoid representing MJ Holdings in any transaction with others with whom there is any outside business affiliation or relationship. Officers, directors, and employees shall avoid using their company contacts to advance their private business or personal interests at the expense of the company, its clients or affiliates.

No bribes, kickbacks or other similar remuneration or consideration shall be given to any person or organization in order to attract or influence business activity. Officers, directors and employees shall avoid gifts, gratuities, fees, bonuses or excessive entertainment, in order to attract or influence business activity.

Officers, directors and employees of the Company will often come into contact with, or have possession of, proprietary, confidential or business-sensitive information and must take appropriate steps to assure that such information is strictly safeguarded. This information – whether it is on behalf of our company or any of our clients or affiliates – could include strategic business plans, operating results, marketing strategies, customer lists, personnel records, upcoming acquisitions and divestitures, new investments, and manufacturing costs, processes and methods. Proprietary, confidential and sensitive business information about this company, other companies, individuals and entities should be treated with sensitivity and discretion and only be disseminated on a need-to-know basis.

Misuse of material inside information in connection with trading in the company’s securities can expose an individual to civil liability and penalties under the Securities Act of 1933 (the “Act”). Under this Act, directors, officers, and employees in possession of material information not available to the public are “insiders.” Spouses, relatives, friends, suppliers, brokers, and others outside the company who may have acquired the information directly or indirectly from a director, officer or employee are also “insiders.” The Act prohibits insiders from trading in, or recommending the sale or purchase of, the company’s securities, while such inside information is regarded as “material”, or if it is important enough to influence you or any other person in the purchase or sale of securities of any company with which we do business, which could be affected by the inside information. The following guidelines should be followed in dealing with inside information:

Until the material information has been publicly released by the company, an employee must not disclose it to anyone except those within the company whose positions require use of the information.

Employees must not buy or sell the company’s securities when they have knowledge of material information concerning the company until it has been disclosed to the public and the public has had sufficient time to absorb the information. Employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the company of which the employee is aware and which has not been publicly disclosed.

Officers, directors and employees will seek to report all information accurately and honestly, and as otherwise required by applicable reporting requirements.

Officers, directors and employees will refrain from gathering competitor intelligence by illegitimate means and refrain from acting on knowledge which has been gathered in such a manner. The officers, directors and employees of MJ Holdings shall seek to avoid exaggerating or disparaging comparisons of the services and competence of their competitors.

Officers, directors and employees must at all times report to their superiors, or in the case of any director, to another director, any actual or potential related party transactions to which the officer, director or employee may be a party to or be responsible for. Related party transactions shall include, but not be limited to, contracts, agreements, engagements or any other service or obligation to the Company that may be performed by any individual(s) or entities defined hereinbelow as a “Related Person”. The Company shall take all steps prudently necessary to ensure that any such arrangements are at “arm’s length”.

Officers, directors and employees will obey all Equal Employment Opportunity laws and act with respect and responsibility towards others in all of their dealings.

Officers, directors and employees will remain personally balanced so that their personal life will not interfere with their ability to deliver quality products or services to the company and its clients.

Officers, directors and employees agree to disclose unethical, dishonest, fraudulent and illegal behavior, or the violation of company policies and procedures, directly to management.

Violation of this Code of Ethics can result in discipline, including possible termination. The degree of discipline relates in part to whether there was a voluntary disclosure of any ethical violation and whether or not the violator cooperated in any subsequent investigation.

Remember that good ethics is good business!

Definitions:

(1)	“Advisory body” means any advisor, advisory board or committee, whose duties are solely advisory and do not include the final determination or adjudication of any personal or property rights, duties, or obligations of the Company.

(2)	“Agent” means any individual or entity who has actual or apparent authority to represent, communicate or otherwise act on behalf of the Company.

(3)	“Business entity” means any corporation, partnership, limited partnership, proprietorship, firm, enterprise, franchise, association, self-employed individual, or trust, whether fictitiously named or not, doing business in the Company.

(4)	“Conflict” or “conflict of interest” means a situation in which regard for a private interest tends to lead to disregard of a duty to the Company.

(5)	“Corruptly” means done with a wrongful intent and for the purpose of obtaining, or receiving compensation for, or receiving any benefit from the Company resulting from some act or omission or fiduciary obligation.

(6)	“Relative,” unless otherwise specified in this part, means an individual who is related to an officer, director or employee as father, mother, son, daughter, brother, sister, uncle, aunt, first cousin, nephew, niece, husband, wife, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, stepfather, stepmother, stepson, stepdaughter, stepbrother, stepsister, half-brother, half-sister, grandparent, great grandparent, grandchild, great grandchild, step grandparent, step great grandparent, step grandchild, step great grandchild, person who is engaged to be married to the officer, director or employee or who otherwise holds himself or herself out as or is generally known as the person whom the public officer or employee intends to marry or with whom the public officer or employee intends to form a household, or any other natural person having the same legal residence as the public officer or employee.

(7)	“Material interest” means direct or indirect ownership of more than 5 percent of the total assets or capital stock of any business entity.

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